Exhibit 10.1

EXECUTION VERSION

February 2, 2016

Staples, Inc.

500 Staples Drive

P.O. Box 9271

Framingham, MA 01701-9271

Attention:	Michael T. Williams
EVP & General Counsel

Office Depot, Inc.

6600 Military Trail

Boca Raton, Florida 33496

Attention:	Elisa D. Garcia C.
Executive Vice President & Chief Legal Officer

Reference is hereby made to the Agreement and Plan of Merger, dated as of February 4, 2015 (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Office Depot, Inc. (the “Company”), Staples, Inc. (“Parent”) and Staples AMS, Inc. (“Merger Sub”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

1. Pursuant to Section 8.12 of the Merger Agreement, the Company hereby unconditionally and irrevocably waives, during the period beginning at 5:00 p.m. (Boston time) on the End Date and ending at 5:00 p.m. (Boston time) on May 16, 2016 (the “Waiver Period”), its rights to terminate the Merger Agreement pursuant to Section 7.1(b) of the Merger Agreement due to actions arising under Antitrust Law or Section 7.1(c) of the Merger Agreement (the “Company Waived Termination Rights”). During the Waiver Period, the Company shall not exercise the Company Waived Termination Rights, and any exercise of the Company Waived Termination Rights by the Company during the Waiver Period shall be void and of no force or effect.

2. Pursuant to Section 8.12 of the Merger Agreement, Parent hereby unconditionally and irrevocably waives, during the Waiver Period, its rights to terminate the Merger Agreement pursuant to Section 7.1(b) of the Merger Agreement due to actions arising under Antitrust Law or Section 7.1(c) of the Merger Agreement (the “Parent Waived Termination Rights”). During the Waiver Period, Parent shall not exercise the Parent Waived Termination Rights, and any exercise of the Parent Waived Termination Rights by Parent during the Waiver Period shall be void and of no force or effect.

3. Pursuant to Section 5.1(b) of the Merger Agreement, Parent hereby consents to the matters set forth on Exhibit A attached to this letter agreement.

4. The waivers, consents and agreements set forth in paragraphs 1, 2 and 3 of this letter agreement shall not operate as waivers of, or consents to, and shall not in any way affect, any other right or obligation of the parties to the Merger Agreement under, or any provision contained in, the Merger Agreement (including, without limitation, (i) the right to terminate the Merger Agreement pursuant to Section 7.1 of the Merger Agreement (other than, during the

Waiver Period, pursuant to the Company Waived Termination Rights or the Parent Waived Termination Rights) and (ii) the rights and obligations set forth in Section 7.2 of the Merger Agreement), and the waivers, consents and agreements set forth in paragraphs 1, 2 and 3 of this letter agreement shall not preclude any other or further exercise of any right under the Merger Agreement (including, without limitation, (A) the right to terminate the Merger Agreement pursuant to Section 7.1 of the Merger Agreement (other than, during the Waiver Period, pursuant to the Company Waived Termination Rights or the Parent Waived Termination Rights) and (B) the rights and obligations set forth in Section 7.2 of the Merger Agreement).

5. Subject to the terms of this letter agreement, the Merger Agreement and all of the terms and conditions contained therein shall remain in full force and effect and are hereby reaffirmed, ratified and approved in all respects.

6. This letter agreement, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this letter agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

7. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this letter agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this letter agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this letter agreement or any of the transactions contemplated by this letter agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this letter agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this letter agreement, or the subject matter hereof, may not be enforced in or by such courts. To the fullest extent permitted by applicable Law, each of the parties hereto hereby consents to the service of process in accordance with Section 8.7 of the Merger Agreement (which Section is hereby incorporated by reference into this letter agreement); provided, however, that nothing herein shall affect the right of any party to serve legal process in any other manner permitted by Law.

8. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this letter agreement to be duly executed and delivered as of the date first above written.

OFFICE DEPOT, INC.

By:	/s/ Stephen E. Hare
	Name:	Stephen E. Hare
	Title:	Executive Vice President and Chief Financial Officer

STAPLES, INC.

By:	/s/ Christine T. Komola
	Name:	Christine T. Komola
	Title:	Executive Vice President and Chief Financial Officer